UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Justin W. Chairman, Esq.	Keith E. Gottfried, Esq.
Morgan, Lewis & Bockius LLP	Alston & Bird LLP
1701 Market Street	950 F. Street, N.W.
Philadelphia, PA 19103-2921	Washington, DC 20004-1404
(215) 963-5061	(202) 239-3679

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RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, RCM has filed a definitive proxy statement and a WHITE proxy card with the SEC on October 30, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

Letter to Stockholders Dated November 20, 2013

Attached hereto is RCM’s letter to stockholders, dated November 20, 2013, in which RCM discusses why it does not believe that Bradley S. Vizi is a credible “champion” of corporate governance and detailing why stockholders should question his qualifications to portray himself as any kind of “authority” on corporate governance. As previously announced, Legion Partners Asset Management, LLC and the other members of its dissident stockholder group (collectively, the “Legion Group”) is pursuing a proxy contest to elect its two hand-picked nominees, Mr. Vizi and Roger H. Ballou, to the RCM Board of Directors (the “RCM Board”) at the 2013 Annual Meeting to be held on Thursday, December 5, 2013, at 6:00 p.m., local time, at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania. RCM has established October 18, 2013 as the record date for stockholders entitled to vote at the 2013 Annual Meeting. The RCM Board strongly urges stockholders to vote for its highly qualified and experienced nominees on the WHITE proxy card provided by RCM.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ 08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

November 20, 2013

PROTECT YOUR INVESTMENT IN RCM!

ELECT YOUR BOARD’S HIGHLY-QUALIFIED AND EXPERIENCED NOMINEES

VOTE THE WHITE PROXY CARD TODAY

Dear Fellow RCM Stockholder:

We have previously mailed you management’s proxy materials for the 2013 Annual Meeting of Stockholders of RCM Technologies, Inc. to be held on December 5, 2013. Since this is an important meeting, we encourage you to read these materials carefully.  As you are aware, a dissident stockholder group led by Legion Partners Asset Management, LLC is waging a proxy contest against RCM in an effort to have two of its handpicked nominees, Bradley S. Vizi and Roger H. Ballou, elected to your Board.  As you decide how to vote at the upcoming 2013 Annual Meeting, we ask you to consider the following question:

HOW CREDIBLE A “CHAMPION” OF

CORPORATE GOVERNANCE IS BRADLEY S. VIZI?

Earlier this week, RCM announced that its Board of Directors has terminated its limited-duration, limited-purpose stockholder rights plan. RCM also provided an update on the RCM Board’s ongoing initiatives to adopt best practices in corporate governance and strengthen its functionality, accountability to stockholders and ability to serve the long-term interests of stockholders. Since the beginning of the year, these efforts have included the adoption of majority voting in the election of directors, the accelerated declassification of the RCM Board beginning with the 2013 Annual Meeting, the adoption of stock ownership guidelines, the appointment of a Lead Independent Director and the adoption of corporate governance guidelines.

Among the initiatives announced by RCM earlier this week was the retention of a prominent and well-respected executive search firm to assist the RCM Board’s Nominating and Corporate Governance Committee in identifying highly-qualified and experienced candidates to serve as independent members of the RCM Board. The search process will seek to identify highly-qualified, very experienced, proven business leaders with relevant and complementary expertise (including past service on a public company’s board of directors and at least one committee thereof) that would enhance the breadth and depth of the current RCM Board.

In response to our announcement of our corporate governance enhancements, the Legion Group rushed out a press release later that day where Mr. Vizi attempted to portray himself as a “champion” of corporate governance. In the Legion Group’s press release, Mr. Vizi indicates that he completely supports the governance enhancements that RCM adopted, but he also wants you to

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believe that your Board somehow needs his “oversight” in order for RCM to continue to focus on implementing best practices in corporate governance.

While the RCM Board believes it has made significant strides in adopting best practices in corporate governance over the past year, it also recognizes that enhancing corporate governance practices must be an evolving process of continuous improvement and that its work in this area is not finished. While we believe that corporate governance enhancements should continue to be a priority and a primary area of focus for the RCM Board, we believe that Mr. Vizi, as compared to any other nominee standing for election at the 2013 Annual Meeting, is far from being qualified to “mentor” your Board on corporate governance issues. While Mr. Vizi may fashion himself as an “expert” on corporate governance, the truth is that Mr. Vizi has clearly demonstrated that he is anything but an “expert” in this area. Consider the following:

MR. VIZI HAS ABSOLUTELY NO PUBLIC COMPANY

BOARD OR MANAGEMENT EXPERIENCE

•                  Mr. Vizi has no public company board or management experience. In fact, Mr. Vizi is the only nominee standing for election at the 2013 Annual Meeting who has never served on a public company’s board of directors. Accordingly, Mr. Vizi is also the only nominee who has never served on a board committee.

•                  Mr. Vizi is the only nominee standing for election at the 2013 Annual Meeting who has no experience overseeing the management of a public company.

•                  Mr. Vizi is the only nominee standing for election at the 2013 Annual Meeting who has no experience directly developing or implementing strategies to enhance long-term stockholder value.

•                  Mr. Vizi is the only nominee standing for election at the 2013 Annual Meeting who has no experience fulfilling the important fiduciary duties owed to stockholders by a director of a public company.

DESPITE NEVER SERVING ON A PUBLIC COMPANY BOARD, MR. VIZI

DEMANDED THAT HE BE NAMED LEAD INDEPENDENT DIRECTOR

Notwithstanding his complete lack of experience serving as a public company board member, Mr. Vizi insisted, during negotiations by which RCM sought to avoid this costly and disruptive proxy contest, that he be named as RCM’s lead independent director. If appointed as the lead independent director, Mr. Vizi would have been able to exert substantial influence and control over the agendas that would be presented to and considered by your Board.

IN ONE OF HIS MOST HYPOCRITICAL POSITIONS ON CORPORATE
GOVERNANCE, MR. VIZI INSISTED THAT RCM DELAY THE DECLASSIFICATION

OF YOUR BOARD UNTIL THE 2014 ANNUAL MEETING

Mr. Vizi insisted during the negotiations by which RCM sought to avoid this costly and disruptive proxy contest that RCM not declassify your Board until the 2014 Annual Meeting so that Messrs. Vizi and Mr. Ballou could be elected at the 2013 Annual Meeting for a three-year term and could avoid having to stand for re-election until 2016. Mr. Vizi has told us that deferring your Board’s declassification until the 2014 Annual Meeting would have been consistent with “best

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practices in corporate governance.” Mr. Vizi has attempted to engage in historical revisionism on this matter, but the written correspondence and draft agreement we received from Mr. Vizi speak for themselves.

Contrary to Mr. Vizi’s assertion, his self-interested demand to delay the declassification of your Board runs counter to most accepted notions of good corporate governance, which hold that annual director elections improve the accountability of directors to stockholders. It appears that Mr. Vizi did not want to have this enhanced accountability to stockholders apply to his own service as a director, seeming to believe that there is justification for him to be less accountable to stockholders than other directors who are elected to one-year terms.  Once RCM informed Mr. Vizi that it was not prepared to accede to his unreasonable demand that RCM delay your Board’s declassification until the 2014 Annual Meeting, Mr. Vizi terminated further settlement discussions with RCM and neither Mr. Vizi nor any other representative of the Legion Group has made any attempt since then to contact RCM to avoid this costly proxy contest.

MR. VIZI’S DUTIES TO HIS CLIENT WOULD PRESENT A VERY SIGNIFICANT

CONFLICT OF INTEREST IF HE WERE ELECTED TO THE RCM BOARD

Mr. Vizi’s investment firm is party to an investment advisory agreement with IRS Partners No. 19, L.P., the beneficial owner of 13.3% of RCM’s issued and outstanding shares, which provides strong incentives for him to focus on creating a liquidity event for his client’s RCM shares over the short-term horizon in a manner that could deprive RCM stockholders of their ability to receive maximum value for their shares.

Since the principals of Legion Partners only own an aggregate of 23,000 RCM shares (including Mr. Vizi’s 1,000 shares), the bulk of Legion Partners’ compensation with respect to its activist activities against RCM would come from its investment advisory agreement with its customer, IRS Partners No. 19, L.P., which is tied to the occurrence of a liquidity event that allows Legion Partners’ client to realize a gain on their shares. The agreement thus provides significant economic incentive for Legion Partners and Mr. Vizi to seek a rapid “fire-sale” of RCM, even if such sale would not maximize value for, or otherwise be in the best interests of, all stockholders. Also, Mr. Vizi’s personal compensation is tied to the amount Legion Partners earns under this investment advisory contract, so he has further incentive to pursue a short-term gain and not a strategy to maximize long-term value for stockholders.

MR. VIZI HAS PROMISED HIS CLIENT

THAT HE WILL NOT BUY ANY MORE RCM SHARES

Among the other provisions of the investment advisory agreement between Legion Partners and IRS Partners No. 19, L.P., is a provision that prevents Mr. Vizi from buying any RCM shares in addition to the 1,000 shares he already owns.  Accordingly, unlike the current management and directors of the RCM Board, who currently beneficially own, in the aggregate, approximately  9% of the issued and outstanding shares, Mr. Vizi will never own more than 1,000 shares or 0.008% of RCM’s issued and outstanding shares. Notably, Mr. Vizi, who has publicly argued for RCM’s independent directors to increase their ownership of RCM shares, would require a special waiver to RCM’s stock ownership guidelines should he be elected, since he will not be able to comply with them.

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MR. VIZI DEMANDED A $250,000 PAYMENT FROM RCM

TO LEGION PARTNERS TO AVOID THIS PROXY CONTEST AND

REFUSED TO JUSTIFY SUCH AN OUTRAGEOUS AMOUNT

During settlement negotiations to avoid this costly and distracting proxy contest, Mr. Vizi insisted that Legion Partners be reimbursed up to $250,000 for its “expenses” related to its activities against RCM. When pressed by RCM to justify these “expenses,” Mr. Vizi refused to confirm to RCM that none of these “expenses” included any kind of contingency or “success” fees to his counsel at the law firm of Olshan Frome Wolosky LLP, particularly any success fees triggered by the execution of a settlement agreement. While RCM believed that Mr. Vizi’s $250,000 demand was outrageous, RCM was willing to consider a reasonable expense reimbursement arrangement — though not one that would pay a contingency, incentive or success fee to his lawyers — and proposed the following to Mr. Vizi: Within five (5) business days following the Company’s receipt of reasonably satisfactory documentation thereof, the Company shall reimburse the Stockholder Group for its reasonable, documented out-of-pocket fees and expenses (including legal expenses incurred but excluding any contingency, incentive or success fee triggered by the execution of this Agreement or any of the actions contemplated hereby) incurred in connection with the matters related to the 2013 Annual Meeting, including, without limitation, the Nomination Letter and activities in connection therewith, letters to the Board, the filing of Schedule 13D amendments and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate.

YOUR VOTE IS IMPORTANT!

SUPPORT A BOARD THAT HAS A DEMONSTRATED RECORD OF

CREATING AND RETURNING VALUE TO STOCKHOLDERS BY ELECTING

YOUR BOARD’S HIGHLY-QUALIFIED AND EXPERIENCED NOMINEES

This proxy contest ultimately comes down to a simple choice – electing either:

•                  RCM’s highly-qualified and very experienced Board nominees who will allow RCM to continue to build on its strong record of increasing stockholder value by approximately 587% over the past five years (not including the $1.00 per share special cash dividend that was distributed to RCM stockholders in December 2012) and, since 2010, returning close to $20 million in value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory;

OR

•                  The hand-picked, problematic nominees of a dissident stockholder group led by Legion Partners Asset Management LLC, an activist investor, which has no significant direct economic interest in RCM.

PROTECT THE VALUE OF YOUR INVESTMENT BY SIGNING, DATING

AND RETURNING THE WHITE PROXY CARD TODAY

To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card. If you have any

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questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 (Toll Free) or at (212) 929-5500.

Your Board strongly urges you NOT to sign or return any gold proxy card or voting instruction form that the Legion Group may send to you, even as a protest vote against the Legion Group or its nominees.  Even a “WITHHOLD” vote with respect to the Legion Group’s nominees on its gold proxy card will cancel any previously submitted WHITE proxy card. If you do sign a gold proxy card sent to you by the Legion Group, however, you have the right to change your vote by using the enclosed WHITE proxy card. Only the latest dated proxy card you vote will be counted.

We appreciate your continued support as we work to protect your investment and continue creating value for all RCM stockholders. We look forward to communicating further with you in the coming weeks.

Sincerely,

Leon Kopyt
Chairman of the Board of Directors and
Chief Executive Officer

If you have questions about how to vote your shares, or need additional assistance, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

IMPORTANT!

WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD

SENT TO YOU BY THE LEGION GROUP

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Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf.  We may from time to time make written or oral statements in this letter, the proxy statements filed with the Securities and Exchange Commission (the “Commission”) communications to stockholders and press releases which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance, share repurchases, expected growth, future business plans and costs.  Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions.

Readers are cautioned not to place undue reliance on forward-looking statements.  Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from such statements and from the company’s historical results and experience.  These factors include, but are not limited to, the risks detailed in RCM’s filings with the Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information And Where To Find It

In connection with its solicitation of proxies for the 2013 Annual Meeting of Stockholders, RCM Technologies, Inc. has filed with the SEC and mailed to stockholders a definitive proxy statement dated October 30, 2013, together with a WHITE proxy card. RCM, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from stockholders in connection with the 2013 Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by RCM with the SEC in connection with the proxy solicitation. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain an additional copy of RCM’s definitive proxy statement and any other documents filed by RCM with the Commission for free at the Internet website maintained by the Commission at www.sec.gov or the Company’s website at www.rcmt.com.  If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., RCM’s proxy solicitor, toll-free at (800) 322-2885.

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